EXHIBIT 23.4
Réné Ricol
2, avenue Hoche
75008 Paris
France
June 5th, 2008
Gaz de France S.A.
23 rue Philibert Delorme
75017 Paris
France

RE:	Reports of the Merger Auditors (commissaires à la fusion); Gaz de France S.A. Registration Statement on Form F-4
Ladies and Gentlemen:
We hereby consent to: (a) the inclusion of our joint Report on the Merger Consideration and our joint Report on the Value of the Assets Transferred, attached as Annex B and Annex C, respectively, to the Prospectus that forms part of the Registration Statement on Form F-4 of Gaz de France S.A. (the “Company”) relating to the ordinary shares of the Company to be issued in connection with the proposed merger of Suez S.A. with and into the Company; (b) the summaries of such reports under the caption “The Merger—Reports of the Merger Auditors” in such Prospectus, and (c) references to ourselves and to the “merger auditors” as they appear throughout such Prospectus and Registration Statement.
By providing our consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are an “expert” for purposes of, the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
/s/ Gilles de Courcel
Gilles de Courcel for Réné Ricol